UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

August 12, 2014
Date of Report (Date of earliest event reported)

PRECISION CASTPARTS CORP.
(Exact name of registrant as specified in its charter)

Oregon	1-10348	93-0460598
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4650 S.W. Macadam Avenue
Suite 400
Portland, Oregon 97239-4254
(Address of principal executive offices)

(503) 946-4800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07.	Submission of Matters to a Vote of Security Holders.

Precision Castparts Corp. (the "Company") held the 2014 Annual Meeting on August 12, 2014. Set forth below are the final voting results for each of the proposals submitted to a vote of the shareholders.

	Votes For	Votes Against	Abstentions	Broker Non-Votes
1. Election of Directors
Mark Donegan	117,497,753	3,108,109	581,365	9,084,962
Don R. Graber	117,257,077	3,442,091	488,059	9,084,962
Lester L. Lyles	118,939,117	1,841,612	406,498	9,084,962
Daniel J. Murphy	119,161,080	1,620,777	405,370	9,084,962
Vernon E. Oechsle	117,752,563	2,947,249	487,415	9,084,962
Ulrich Schmidt	119,163,137	1,618,276	405,814	9,084,962
Richard L. Wambold	118,948,637	1,833,079	405,511	9,084,962
Timothy A. Wicks	119,169,610	1,611,492	406,125	9,084,962

		Votes For	Votes Against	Abstentions
2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for year ending March 29, 2015		129,093,170	845,784	333,235

	Votes For	Votes Against	Abstentions	Broker Non-Votes
3. Advisory vote regarding compensation of the Company's named executive officers	116,446,869	3,174,869	1,565,489	9,084,962

	Votes For	Votes Against	Abstentions	Broker Non-Votes
4. Shareholder proposal to limit accelerated vesting of equity awards upon a change in control	42,580,318	78,054,953	551,956	9,084,962

ITEM 8.01.	Other Events.

On August 13, 2014, the Company issued a press release announcing that its Board of Directors had approved an increase of $1 billion to the Company’s existing program to repurchase shares of the Company’s common stock, effective immediately and continuing through September 30, 2016.  This amount is in addition to approximately $260 million remaining from a prior authorization.  Under the existing program, repurchases are made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors.  The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company’s discretion.  A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1    Press release issued by Precision Castparts Corp. dated August 13, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION CASTPARTS CORP.

Date:	August 14, 2014	By:	/s/ Shawn R. Hagel
		Name:	Shawn R. Hagel
		Title:	Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)